UNISYS CORPORATION
                                   ("Company")
                                 Debt Securities
                                 TERMS AGREEMENT

                                                             August 16, 2001

Unisys Corporation
Unisys Way
Blue Bell, Pennsylvania  19424
Attention:  Vice President and Treasurer


Dear Sirs:

On behalf of Bear, Stearns & Co. Inc. ("Bear Stearns") and for its account, we offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement Basic Provisions filed as an exhibit to the Company's registration statement on Form S-3 (No. 333-51885), Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-20373) and Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 33-25715) ("Underwriting Agreement"), the following securities ("Securities") to be issued under an indenture, dated May 1, 2001, between the Company and HSBC Bank USA, as Trustee, on the following terms:

TITLE:  8 1/8% Senior Notes Due 2006

PRINCIPAL AMOUNT:  $50,000,000

INTEREST: 8 1/8% per annum, payable semiannually on June 1 and December 1, commencing December 1, 2001, to holders of record on the preceding May 15 or November 15, as the case may be.

MATURITY:  June 1, 2006

OPTIONAL REDEMPTION: None

SINKING FUND:  None

DELAYED DELIVERY CONTRACTS: None

PURCHASE PRICE: 97.50% of principal amount, plus accrued interest, if any, from May 15, 2001.

EXPECTED REOFFERING PRICE: 99.00% of principal amount, plus accrued interest, if any, from May 15, 2001, subject to change by the undersigned.

CLOSING DATE: 9:00 a.m. on August 23, 2001, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017.

SETTLEMENT:  Federal (same-day) funds.

NAMES AND ADDRESS OF BEAR STEARNS:

Bear, Stearns & Co. Inc.
245 Park Avenue
New York, New York  10167

Bear Stearns will purchase the entire $50,000,000 principal amount of the Securities.

The provisions of the Underwriting Agreement are incorporated herein by reference.

The Securities will be made available for checking and packaging at the office of Simpson Thacher & Bartlett at least 24 hours prior to the Closing Date.

Please signify your acceptance of our offer by signing the enclosed response in the space provided and returning it to us.

Very truly yours,

BEAR, STEARNS & CO. INC.



By:____________________________
Name:
Title:



To:     Bear, Stearns & Co. Inc.


We accept the offer contained in your letter, dated August 16, 2001, relating to $50,000,000 principal amount of our 8 1/8% Senior Notes Due 2006. We also confirm that, to the best of our knowledge after reasonable investigation, the representations and warranties of the undersigned in the Underwriting Agreement filed as an exhibit to the undersigned's registration statement on Form S-3 (No. 333-51885), Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-20373) and Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 33-25715) ("Underwriting Agreement") are true and correct, no stop order suspending the effectiveness of the Registration Statement (as defined in the Underwriting Agreement) or of any part thereof has been issued and no proceedings for that purpose have been instituted or, to the knowledge of the undersigned, are contemplated by the Securities and Exchange Commission and, subsequent to the respective dates of the most recent financial statements in the Prospectus (as defined in the Underwriting Agreement), there has been (or in the case of a form of prospectus filed pursuant to Rule 424(b)(1) or (4) there will be, as of the date of such prospectus) no material adverse change in the financial position or results of operations of the undersigned and its subsidiaries except as set forth in or contemplated by the Prospectus.


Very truly yours,


UNISYS CORPORATION


By:__________________________
    Name:
    Title: